SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 18, 2004

CALGON CARBON CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-10776	25-0530110
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

P. O. Box 717, Pittsburgh, PA 15230-0717	15230-0717
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (412) 787-6700

Item 2. Acquisition or Disposition of Assets

On February 3, 2004, Calgon Carbon Corporation executed an agreement (the “Purchase Agreement”) with Waterlink Incorporated (“Waterlink”) and Waterlink’s United States-based subsidiary Barnebey Sutcliffe Corporation (“Barnebey Sutcliffe”) to purchase substantially all of the assets and business operations of Barnebey Sutcliffe and 100% of the outstanding common shares of Waterlink (UK) Limited, a holding company that owns 100% of the outstanding common shares of Waterlink’s operating subsidiaries in the United Kingdom (collectively “Specialty Products”). Known as Barnebey Sutcliffe in the United States and Sutcliffe Speakman in the United Kingdom, Specialty Products is a leading provider of products, equipment, systems and services related to activated carbon and its uses for water and air purification, solvent recovery, odor control and chemical processing. The Company, in general, intends to continue to use the purchased assets as they were used by Specialty Products. The Company completed the acquisition of Specialty Products to complement the Company’s existing business in terms of (i) expanding its customer base; (ii) diversifying its product mix; (iii) providing access to profitable, niche markets; and (iv) enhancing profitability and cash flow.

The aggregate purchase price, including direct acquisition costs, was $36.5 million, plus the assumption of certain non-working capital liabilities currently estimated at $13.6 million. The purchase price was determined through a public auction process conducted under the auspices of the U.S. Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). The Company funded approximately $33.3 million of the purchase through borrowings from its refinanced U.S. revolving credit facility. The Purchase Agreement is subject to certain post-closing adjustments including a provision for a working capital adjustment. The Purchase Agreement was approved by the U.S. Bankruptcy Court for the District of Delaware on February 9, 2004. The transaction closed on February 18, 2004.

Item 7. Financial Statements and Exhibits

(a)	Financial Statements of Business Acquired.

The financial statements required by this item shall be filed by amendment not later than 60 days from the date this report on Form 8-K was required to be filed.

(b)	Pro forma Financial Information.

The pro forma financial statements giving effect to the transaction required by this item shall be filed by amendment not later than 60 days from the date this report on Form 8-K was required to be filed.

(c)	Exhibits.

2.1 Purchase Agreement among Waterlink Inc. and Barnebey Sutcliffe Corporation, collectively, as seller and Calgon Carbon Corporation, as buyer, dated February 3, 2004. (To follow).

2

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CALGON CARBON CORPORATION
(REGISTRANT)

Date: March 4, 2004	By	/s/ Leroy M. Ball
Leroy M. Ball
Chief Financial Officer

3

CALGON CARBON CORPORATION

FORM 8-K

Date of Report (Date of earliest event reported): February 18, 2004

EXHIBIT INDEX

Item 7(c) Exhibits
2.1	Purchase Agreement among Waterlink Incorporated and Barnebey Sutcliffe Corporation, collectively, as seller and Calgon Carbon Corporation, as buyer, to follow.
.

4